[Letterhead of John P. Semmens, CPA]

April 2, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read paragraph (a)(i) through (a)(v) of Item 4 included in the Form 8-K dated April 2, 2003, of Rubber Technology International, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/  John P. Semmens

John P. Semmens, CPA

Copy to:  Mr. Trevor Webb-CFO
          Rubber Technology International, Inc.